FIRST AMENDMENT TO THE 1998 BORDERS GROUP, INC.
                                STOCK OPTION PLAN



     Section 3 of the Borders Group, Inc. 1998 Stock Option Plan (the "Plan") is hereby amended to read in its entirety as follows, effective as of September 30, 1999:

          "3. Shares. The number of Shares which shall be reserved for issuance under the Plan shall not exceed 4,000,000, subject to adjustment in accordance with the provisions of Section 6 hereof. Shares to be optioned or issued under the Plan may be either authorized and unissued shares or issued shares which shall have been reacquired by the Company. In the event that any outstanding option or portion thereof expires or is cancelled, surrendered or terminated for any reason, the Shares allocable to the unexercised portion of such option may again be subjected to an option or be issued under the Plan."

     Except as herein amended, the Plan shall remain in full force and effect.